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                                     Exhibit 2.1










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                                   MASTER AGREEMENT

This Master Agreement (the "Agreement") is made effective as of June 30, 1997 (the "Effective Date"), among CNET, Inc., a Delaware corporation ("CNET"), E! Entertainment Television, Inc., a Delaware corporation ("E!"), and E! Online, LLC, a California limited liability company (the "Company").

Reference is made to the Operating Agreement of the Company, dated as of January 30, 1996, between CNET and E! (the "Operating Agreement"), pursuant to which CNET and E! formed the Company. Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in the Operating Agreement. The Company operates a network of Internet sites related to entertainment news and information that are accessible under various URLs, including www.eonline.com and www.moviefinder.com (collectively, the "Sites"). The number of Sites operated by the Company is expected to increase, and references to the "Sites" include any additional entertainment-related sites that may be launched by the Company in the future.

CNET desires to (a) sell its entire Member Interest in the Company, and all of its capital stock in the Manager of the Company, to E!, (b) license certain technology rights to the Company for use in connection with operating the Sites and (c) provide certain consulting and hosting services to the Company in connection with the Sites. Accordingly, the parties hereby agree as follows:

1.  CONTRIBUTIONS BY CNET.

    1.1 CNET INTEREST. CNET hereby sells, transfers and assigns to E! its entire Member Interest in the Company and all of its capital stock in the Manager of the Company (collectively, the "CNET Interest"), effective as of the Effective Date. Simultaneously with the execution and delivery of this Agreement, CNET is delivering to E! a duly endorsed stock certificate evidencing all of its capital stock in the Manager. CNET is also delivering to E! written resignations from each of CNET's employees who is an officer of the Company or a director or officer of the Manager of the Company.

    1.2 LICENSE. Simultaneously herewith, CNET is entering into a License Agreement with E! and the Company (the "License Agreement"), pursuant to which CNET is granting the Company a nonexclusive, royalty-free license to use certain technology rights identified therein solely in connection with operating the Sites.

    1.3 TRANSITION SERVICES. For a transition period to be determined by the Company, which will not exceed three months (the "Transition Period"),

         (a) CNET will provide reasonably sufficient space for the Company's and reasonable bandwidth, telecommunications equipment and technical personnel as necessary to host and maintain the servers for the Sites in a manner consistent with the manner in which such servers have been hosted and maintained by CNET to date;

         (b) In order to allow CNET to host and maintain the Sites, the Company will transmit the content of the Sites to CNET in accordance with CNET's


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              reasonable instructions and specifications, which will not be materially more burdensome to the Company than those currently applicable to the Company or those that would be applicable if CNET were to retain its equity interest in the Company or those that apply to other services in which CNET has an interest;

         (c) CNET will provide human resources, accounting and other managerial support for the Sites and its operations equivalent in terms of quality, depth and scope to those currently being provided by CNET to the Company and those that would be provided if CNET were to retain its equity interest in the Company or those provided by CNET to other services in which it has an interest; and

         (d) CNET will provide reasonable consultation and assistance to the Company and its personnel, as requested by the Company during the Transition Period, to facilitate (i) the transition of hosting and maintenance responsibility for the Sites to an external data center and (ii) the transition of the human resources, accounting and other managerial support functions to the Company or its designee. The consultation and assistance required pursuant to this paragraph will include, without limitation, the activities listed in SCHEDULE I.

         CNET will provide the services required by this Section 1.3 for no charge, other than the payments required under Section 2.1 below. Following the Transition Period, if requested by the Company, CNET will provide continued hosting and maintenance of the Sites (as described in paragraph (a) above) on commercially reasonable terms, no less favorable to the Company than those afforded to other third parties for which CNET provides hosting and maintenance services, for an additional period requested by the Company, up to six months; provided that CNET will reasonably cooperate with the Company to extend said six month additional period should the Company request a further extension.

    1.4 CONSULTING AGREEMENT. Simultaneously herewith, CNET is entering into a Consulting Agreement with E! and the Company (the "Consulting Agreement"), pursuant to which CNET will provide certain ongoing services in connection with the Sites.

    1.5 PROMOTIONAL CONSIDERATION. CNET will provide promotional consideration to the Company through certain of CNET's Internet sites as specified in SCHEDULE II.

2.  CONTRIBUTIONS BY E! AND THE COMPANY.

    2.1 PAYMENTS. Simultaneously with the execution and delivery of this Agreement, E! is paying CNET $10,000,000 by wire transfer of immediately available funds to an account designated by CNET.

    2.2 CONSULTING AGREEMENT. Pursuant to the Consulting Agreement and subject to the terms and conditions thereof, the Company will pay CNET a fee of $1,000,000 per year, payable in quarterly installments of $250,000 on the last day of each

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         calendar quarter, beginning September 30, 1997.

    2.3 PROMISSORY NOTE. Simultaneously herewith, CNET is delivering to the Company for cancellation the original Revolving Promissory Note of the Company, dated as of January 30, 1996 (the "Existing Note"). In exchange, E! is issuing a new promissory note to CNET (the "New Note"), dated as of the Effective Date, with a principal amount equal to the outstanding principal and accrued interest on the Existing Note as of the Effective Date.

3.  REPRESENTATIONS AND WARRANTIES.

    3.1 AUTHORITY. Each party to this Agreement represents and warrants to the other parties that (a) such party has all necessary right, power and authority to enter into this Agreement and to perform the acts required of it hereunder, and (b) the entry into this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement of such party or by which such party is bound.

    3.2 OWNERSHIP OF CNET INTEREST. CNET hereby represents and warrants to E! and the Company that (a) CNET is the sole legal and beneficial owner of the CNET Interest, free and clear of all liens, claims, security interests and encumbrances, and (b) since the formation of the Company, CNET has not effected any sale, pledge or other transfer of its Member Interest in the Company or its capital stock in the Manager of the Company, or any interest therein, and has not granted any third party the right to acquire such Member Interest or capital stock or any interest therein.

    3.3 MATERIAL AGREEMENTS. Except for the agreements listed in SCHEDULE III to this Agreement, CNET does not know of any material agreements to which the Company is a party or by which the Company or any of its assets is bound.

4. MUTUAL RELEASE. Each party hereby acknowledges and agrees that, following the transfer of the CNET Interest hereunder, neither party will have any obligations to the other party under the Operating Agreement. Each party, for itself and its successors and assigns, hereby fully releases and forever discharges and holds harmless the other party and its officers, directors and agents from any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages of every kind and nature whatsoever arising under or relating in any way, directly or indirectly, to the Operating Agreement (including without limitation any breach or alleged breach thereunder), the Company, the Manager or the operations of the Company or the Manager to the extent arising out of facts or circumstances existing on or prior to the execution and delivery of this Agreement and known to such party. Notwithstanding the foregoing, neither party is waiving any rights or claims under this Agreement or any of the other agreements referenced herein as being executed in connection herewith.

5. CONFIDENTIALITY. Each party shall maintain the confidentiality of this Agreement and the transactions contemplated hereby, and neither party shall make any public disclosure or press statement concerning this Agreement or such transactions, except as required by law or as agreed upon by the parties. In the case of any disclosure required by law, the


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    disclosing party will provide the other party a reasonable opportunity to review any disclosure and a reasonable opportunity to comment upon such disclosure or to request confidential treatment. In connection with the transactions contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information relating to the products, services, processes, finances, customers or prospective customers, plans and strategies of the other party (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as necessary to fulfill its obligations to the other party under this Agreement or as required by law, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for its own benefit or for the benefit of any third party. A party's "Confidential Information" does not include any information that is or becomes generally available to others within such party's area of business (other than through a breach of this Agreement by the other party) or that is or was independently developed or obtained by the other party without use of or reliance upon any Confidential Information received in connection with this Agreement. Each party hereby acknowledges and agrees that, in the event of a breach or threatened breach of this Section 5, monetary damages would be insufficient to compensate the non-breaching party and that, in addition to any other remedies that may be available, the non-breaching party will be entitled to injunctive relief with respect to such breach or threatened breach.

6. NONCOMPETITION AGREEMENT. Simultaneously herewith, CNET and E! are entering into a separate noncompetition agreement.

7.  SOLICITATION OF EMPLOYEES.  During the term of the Consulting Agreement,
    (a) neither CNET nor any direct or indirect majority-owned or majority-controlled affiliate (a "Controlled Affiliate") of CNET will solicit or approach, directly or indirectly, employees of the Company with the intention of offering them employment at CNET or such affiliates; and
    (b) neither the Company nor its Controlled Affiliates will solicit or approach, directly or indirectly, employees of CNET with the intention of offering them employment at the Company or such affiliates. The foregoing limitations will not prevent any party from employing any such person who contacts the hiring party on his or her own initiative.

8.  MISCELLANEOUS.

    8.1 LIMITATION OF LIABILITY. IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY ACTION ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), INCLUDING WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF PROFITS, INCOME OR GOODWILL, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT SUCH LIMITATIONS WILL NOT APPLY IN THE CASE OF A PARTY'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

    8.2 ASSIGNMENT. This Agreement may not be assigned by any of the parties hereto; provided that (a) any rights granted to the Company under this Agreement may

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         be assigned to E! or to any Controlled Affiliate of E! that operates the Sites, but such rights may be exercised only in connection with the operation of the Sites; (b) CNET may assign this Agreement to any Controlled Affiliate of CNET; and (c) any party may assign this Agreement to the transferee of substantially all of its business operations (whether by asset sale, stock sale, merger or otherwise), but if the Company effects such an assignment, then its rights may be exercised only in connection with the operation of the Sites. No assignment of this Agreement will release the assigning party from its obligations hereunder unless the other parties expressly agree in writing to such a release.

    8.3 FORCE MAJEURE. Neither party will be liable to the other hereunder for any Internet or telecommunications failure, computer virus, third party interference or other third party software or hardware that may interfere with such party's performance obligations hereunder or cause other problems or losses (collectively, a "Network Failure"). Neither party will be liable for any delay or failure to fulfill its obligations hereunder, other than the payment of money, that results from an act of God, war, civil disturbance, court order, legislative or regulatory action, catastrophic weather condition, earthquake, failure or fluctuation in electrical power or other utility services, Network Failure or other cause beyond its reasonable control. Notwithstanding the foregoing, neither party will be released from its obligations hereunder as a result of any event caused by the negligence, recklessness or intentional misconduct of such party.

    8.4 ENTIRE AGREEMENT. This Agreement and the other agreements and instruments expressly referenced herein constitute the final agreement of the parties with respect to the subject matter thereof and supersede any prior oral or written agreements between the parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

    8.5 INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

    8.6 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of law provisions) of the State of California.

    8.7 ATTORNEYS' FEES. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

    8.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts,

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         which together will constitute a single agreement.

    8.9 KNOWLEDGE. References in this Agreement to the knowledge of CNET or E! refer to matters actually known by employees of CNET or E!, respectively, who have been involved in the negotiation of this Agreement or have significant responsibility for monitoring or directing such party's interest in the Company.

    8.10 FURTHER ASSURANCES. Each party agrees to execute any documents and to perform any other acts that may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                  CNET, INC.

                                  By:     /s/ Shelby W. Bonnie
                                          ---------------------
                                  Name:      SHELBY W. BONNIE
                                             -----------------------
                                  Title:  COO & CFO
                                          ---------------------


                                  E! ENTERTAINMENT TELEVISION, INC.

                                  By:     /s/ Lee Masters
                                          ---------------------
                                  Name:      LEE MASTERS
                                             -----------------------
                                  Title:  PRESIDENT/CEO
                                          ---------------------


                                  E! ONLINE, LLC

                                  By:     E! ONLINE, INC., its manager

                                  By:     /s/ Shelby W. Bonnie
                                          ---------------------
                                  Name:      SHELBY W. BONNIE
                                             -----------------------
                                  Title:  SECRETARY
                                          ---------------------